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                     September 19, 2023

       Fernando Tennenbaum
       Chief Financial Officer
       Anheuser-Busch InBev SA/NV
       Brouwerijplein 1
       3000 Leuven, Belgium

                                                        Re: Anheuser-Busch
InBev SA/NV
                                                            Form 20-F for the
Year Ended December 31, 2022
                                                            Form 6-K filed
August 3, 2023
                                                            File No. 001-37911

       Dear Fernando Tennenbaum:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing